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Exhibit 99.3      Response letter to the SEC dated May 3, 2004

                       Thomas A. Braun, B.A., LL.B., LL.M.
                            BARRISTER AND SOLICITOR*
                         ATTORNEY AND COUNSELOR AT LAW**


May 3, 2003

Peggy Fisher
Assistant Director
United States Securities and
   Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      MIV Therapeutics, Inc. (the "Company")
         Registration Statement on Form SB-2
         Amendment No. 2
         File No. 333-107878
         Filed December 15, 2003

Dear Ms. Fisher:

In response to your comment letter under date January 5, 2004, please find enclosed three marked copies of the Company's Amended Registration Statement No. 4 on Form SB-2/A for your review.

In response to your comments, the Company has made the following changes to its amended registration statement:

Cover Page
----------

1. State the trading price of the common stock as of a recent date.

         RESPONSE

         The trading price of the common stock is stated at $0.51 as of April 27, 2004.

         Summary

Financial Summary Information
-----------------------------

2. Update to include quarterly information for the most recent period you are required to file Form 10-QSB. Currently this would be for August 31, 2003 .

         RESPONSE:

         Financial Summary information has been updated on Page 5 to include summary information for the nine months ended February 29, 2004.

Current Trading Price of Common Stock
-------------------------------------

3. Update to reflect a more recent date than October 17, 2003.

         RESPONSE:

         The current trading price has been changed on Page 6 to $0.64 per share, the trading price of the common stock as of April 20, 2004.

Securities Offered Table
------------------------

4. Revise to make clear that the "securities offered" are being offered for resale by selling security holders after those holders exercise their warrants.

         RESPONSE:

         In reference to the "securities offered", Page 6 has been revised to read:

         Securities Offered:        7,098,570 common shares.

                                    9,212,493 common shared issuable upon
                                    exercise of warrants. The common shares will be offered for resale by selling security holders after those holders exercise their warrants.

5. It appears the number of warrants outstanding before and after the offering have been reversed. Please revise or advise.

         RESPONSE:

         The table of warrants outstanding before and after the offering on Page 6 has been revised to reflect the current number of warrants outstanding.

Risk Factors
------------

6. Refer to prior comment 5. The subheadings in your risk factors are vague and generic and do not adequately describe the risk that follows. For guidance and examples, please review our Plain English Disclosure Final Rule and Updated Staff Legal Bulletin, both of which are available on our website at www.sec.gov.

         RESPONSE:

         The risk captions have been reviewed such that each heading occurring under the item "Risk Factors" on pages 6-10 adequately describes the nature of the risk. The captions have been changed as follows:

----------------------------------  --------------------------------------------
        BEFORE                                        AFTER
----------------------------------  --------------------------------------------
Development Stage Company           Because we are currently a development stage
                                    company, we have no products available for
                                    sale or use and may lack the financial
                                    resources needed to bring products to
                                    market.
----------------------------------  --------------------------------------------
Limited Operating History           Because we have a limited operating history
                                    on which an evaluation of our prospects can
                                    be made, w may not be able to effectively
                                    manage the demands required of a new
                                    business in the medical device industry.
----------------------------------  --------------------------------------------
History of Losses, Anticipated      Because we have a history of losses and
Future Losses                       anticipate continued losses through our
                                    development stage, we may lack the financial
                                    stability required to continue operations.
----------------------------------  --------------------------------------------
Unpredictability of Revenues        Because the life cycle of medical products
                                    are difficult to predict, even if we were to
                                    introduce a product to the market we may not
                                    be able to gain market acceptance of the
                                    product.
----------------------------------  --------------------------------------------
Competition and Market Factors      Because we are significantly smaller that
                                    the majority of our national competitors we
                                    may lack the financial resources needed to
                                    capture market share.
----------------------------------  --------------------------------------------
Dependence on Financing             Because we have not earned any revenues from
                                    operations, all our capital requirements
                                    have been met through financial and it is
                                    not certain we will be able to continue to
                                    find financing to meet our operating
                                    requirements.
----------------------------------  --------------------------------------------
Dependence on Management and        Because we are in the development stage and
Recruiting                          have not yet produced a marketable product,
                                    we may lack the ability to recruit suitable
                                    candidates for employment, or to attract
                                    them to the Company should they be
                                    identified.
----------------------------------  --------------------------------------------

Intellectual Property Risk          Because we may not be able to obtain patents
                                    for the devices we are currently
                                    researching, we may not have be able to
                                    protect of intellectual property rights.
----------------------------------  --------------------------------------------
Product Liability Exposure          Because product liability is inherent in the
                                    medical devices industry and insurance is
                                    expensive and difficult to obtain, the
                                    company may be exposed to large lawsuits.
----------------------------------  --------------------------------------------
Penny Stock Rule                    Because our stock is listed on the OTCBB and
                                    not larger or more recognized exchange,
                                    investors may find it difficult to sell
                                    their shares or obtain accurate quotations
                                    for share prices.
----------------------------------  --------------------------------------------

Default on Loan
---------------

7. We note the last sentence of the first paragraph. The reference should be to the page where the disclosure appears in the "prospectus" since that is what you will be giving to potential investors.

         RESPONSE:

         The last sentence of the first paragraph under the heading "Default on Loan" on Page 10 has been changed to make reference to the following:

         For further details, please see page 14 of the Company's Prospectus under the heading "Legal Proceedings".

8. Expand to briefly describe your relationship with Endovasc, including how and why you acquired the shares.

         RESPONSE:

         The following has been added on Page 10 to expand on the Company's relationship with Endovasc:

         The Company received the shares of Endovasc pursuant to a Licensing Agreement entered into in May, 2002. The License Agreement provided an exclusive worldwide license to the Company for the manufacturing, distribution and marketing of the Endovasc product PROStent(TM). In consideration for the license agreement, Endovasc was to receive $2.2 million in staged payments, royalty fees, as well as funding for an arm of the research devoted to stent coatings. In return, the Company received 1 million preferred shares of Endovasc for which it paid $50,000. In May 2003 the Company announced it chose not to extend the PROstent(TM) License Agreement with Endovasc for economic reasons. The Company felt it would be more economically viable to focus its resources on its proprietary hydroxyapatite stent coating program

         (Note also that the Company's relationship with Endovasc was first disclosed in the Company's Annual Report on Form 10KSB filed on September 4, 2002 and subsequent disclosures have been made in the Company's periodic filings. The Company's Annual Report filed on August 29, 2003, contained the disclosure about the termination the Endovasc Licensing Agreement. The Agreement whereby the shares were issued was included as an Appendix to the Company's Form SB-2 filed on January 23, 2003. Finally, on page 24 of the amended SB-2, the Company discloses that on April 27, 2004, the Company terminated its Joint Venture agreement with Endovasc in order to focus its resources on the ceramic stent coatings licensed from University of British Columbia.)

Use of Proceeds
---------------

9. Expand to explain that it is unlikely that selling shareholders will exercise the warrants if the exercise price exceeds the current trading price, and explain the extent to which this situation exists.

         RESPONSE:

         The following has been added to Page 10 under "Use of Proceeds":

         It is unlikely that selling shareholders will exercise the warrants if the exercise price exceeds the current trading price as the shareholders could purchase the shares on the market for less than the cost of exercising their warrants.

         The exercise price of the warrants is either $0.66 or $0.75. The trading price of the common stock was $0.51 as of April 27, 2004. In the past 52 weeks, the common stock has ranged in price from $0.16 share to $0.92 per share

Dilution
--------

10. Explain why you assume an offering price of $0.46.

         RESPONSE:

         The assumed offering price has been changed to $0.51 per share, the price of the common stock as of April 27, 2004.

Selling Security Holder - Page 12
---------------------------------
Plan of Distribution - Page 13
------------------------------

11. Refer to prior comment 10, including, especially, the last sentence. See also prior comments 11 and 15. Since the offering of shares by Roan-Meyers is a primary offering, and since you are not eligible to do an "at the market" offering, the disclosure should be revised to state the price at which the common stock will be offered and sold by Roan-Meyers. See Rule 14(a)(4). Please revise throughout the prospectus to reflect an appropriate plan of distribution. Also revise exhibit 5 accordingly.

         RESPONSE:

         These Comments are no longer applicable as the Company has terminated its Agreement with Roan Meyers and is no longer registering any of those warrants.

12. Please check the selling security holder table for accuracy, particularly the columns showing ownership after the offering. For example, why would Roan-Meyers still have 500,000 shares? Why would 250,000 shares and 500,000 shares each equal 1.8%?

         RESPONSE:

         The selling security holder table on Page 12 has been revised to reflect the correct number of shares and percentages.

13. Your reference to "warrants being registered under this Form SB-2" is not accurate since you are not registering warrants. Please revise.

         RESPONSE:

         This paragraph is no longer required and has been omitted.

Directors, Executive Officers, Promoters and Control Management
---------------------------------------------------------------

Mr. Lindsay
-----------

14. Please identify the "base metal exploration company" referred to in Mr. Lindsay's business experience description. State when the company went public and whether or not it is still listed on the identified exchanges.

         RESPONSE:

         Mr. Linday's biography has been revised to read:

         ALAN P. LINDSAY, Chairman, President, and CEO, age 52.

         Mr. Lindsay has been MIVT's Chairman, President and CEO since October 2001. He has extensive experience in building companies and taking them public on recognized stock exchanges. Before coming to MIVT, Mr. Lindsay was the Chairman, President and CEO of Azco Mining, a base metals exploration company, he co-founded and took public on the Toronto and American Stock Exchange. Mr. Lindsay served as Azco's CEO and President from 1991-1994, its Chairman and CEO from 1994-1997, and its President, Chairman and CEO from 1997-2000. Azco was listed on the Toronto Stock Exchange in 1993 and on the American Stock Exchange in 1994. Azco was delisted from both exchanges in 2003.

         Mr. Lindsay was also Chair-man of the Board of GeneMax Pharmaceuticals Inc., a company he co-founded 1999 and assisted with its financing. Mr. Lindsay resigned as Chairman prior to the company going public, and as director shortly afterward. In 2002 the Company was taken public through a reverse take over and was listed on the OTCBB under the name GeneMax Corp. It currently trades under the stock symbol GMXX. GeneMax Corporation, through GeneMax Pharmaceuticals, is a product-focused biotechnology company specializing in the application of the latest discoveries in cellular immunology and cancer biology to the development of proprietary therapeutics aimed at the treatment and eradication of cancer and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection. In the past 52 weeks, the price of GeneMax shares have ranged from $10.25 to $0.81 per share. The price of common shares was $0.82 per share as of February 20, 2004.

         Prior to becoming an entrepreneur, Mr. Lindsay was responsible for building a significant business and marketing organization in Vancouver, BC for Manulife Financial, a major international financial services corporation. Mr. Lindsay was employed by Manulife from 1976-1982. Mr. Lindsay was responsible for building the marketing organization of the Company in the Greater Vancouver area. From 1982-1989 he served as the Manager of the North American Life's (later acquired by Manulife) Vancouver office. Mr. Lindsay has not been involved in the past five years in any legal proceedings described in
         Item 401(d) of Regulation S-B.

15. Our records indicate GeneMax Pharmaceuticals is not publicly registered with the SEC, although some Regulation D private offering reports were filed. Revise to accurately identify the public company, briefly explain its business operations, and state the trading market for its common stock.

         RESPONSE:

         Please see response to comment 14, above.

16. Expand to give the dates Mr. Lindsay was employed by Manulife Financial, and disclose the position(s) he held.

         RESPONSE:

         Please see response to comment 14, above.

Mr. McGowan
-----------

17. Describe the nature the business operations of American Petro-Hunter, Inc., and disclose the trading market for its common stock.

         RESPONSE:

         Mr. McGowan's biography has been revised to read:

         PATRICK A. MCGOWAN, Executive Vice President and Chief Financial Officer, Secretary, age 63.

         Mr. McGowan is a management consultant specializing in assisting public companies with financing, regulatory filings, administration and business plans. From November 1, 2001 to the present, he has been engaged by the Company to serve as its Executive Vice President and Chief Financial Officer, and to assume responsibility for negotiations with attorneys, auditors and financial representatives and the day to day business operations of the Company. From September 1997 to the time he joined MIVT, Mr. McGowan served as CEO of American Petro-Hunter, Inc., an oil exploration company with duties including reviewing business proposals, writing business plans and approving corporate filings. Mr. McGowan was also responsible for all legal matters and functional areas of business for American Petro-Hunter including administration, accounting, contract negotiations, banking, writing press releases and overseeing regulatory filings. American Petro-Hunter is currently listed on the OTCBB under the stock symbol AAPH. During the past 52 weeks, the price of common shares of AAPH has ranged from $0.25 to $0.20 per share. The current trading price of the shares $0.13 as of February 17, 2004.

         Mr. McGowan obtained his Masters of Business Administration from the University of Western Ontario in 1965, and his Bachelors of Science from the University of Oregon in 1963. Mr. McGowan has no family relationship with any of the persons nominated to become directors or executive officers of the Company. Mr. McGowan has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

18. Revise to explain the duties referred to as "functional areas of business"

         Please see response to comment 17, above.

Security Ownership - Page 19
----------------------------

19. Update this information to the last practicable date.

         RESPONSE:

         Security ownership on Page 19 has been updated as of March 31, 2004, the last practicable date.

20. Identify the natural person or persons who own the voting and investment control of Isaiah Capital Corp. and 638519 BC Ltd.

         RESPONSE:

         Footnote (2) has been added on page 19 to disclose the person who owns the voting and investment control of Isaiah Capital Corp.:

         (2) The trustee of Isaiah Capital Trust is Equity Trust of St. Helier, Jersey, and the beneficiary is Sandra Corin, a resident of Canada.

         Sandra Corin is the sister of Alan Lindsay, the Company's Chairman, President and CEO.

         638519 BC Ltd. is no longer a beneficial owner of more than 5% of the Company's outstanding shares and has been removed from the table.

Executive Compensation
----------------------

21. The share amounts in the summary compensation table do not agree with the chart that follows. Also, where in the summary compensation table have you reflected the warrants issued to Tom Troczynski? What was the warrant exercise price?

         RESPONSE:

         The summary compensation table on Page 31 has been revised to include information on the warrants issued to Tom Troczynski and to be consistent with the table of options granted.

22. We reissue prior comment 24. See instructions to Item 402(b)(2)(iv) of Regulation S-B. Provide the disclosure called for by the instruction.

         RESPONSE:

         The summary compensation table has been amended to comply with Item 402(b)(2)(iv) of Regulation S-B.


I trust the foregoing will assist you in your review of the company's amended SB-2. Please let me know if you require any further information.

Yours truly,



/s/ Thomas Braun

Thomas A. Braun

Encl.